Exhibit 01

                                                                  [LOGO] ENERSIS
                                                      Santiago, August 1st, 2003
                                                            GER.Gen No. 134/2003

Mr. Alejandro Ferreiro Y.
Super Intendent of Securities and Exchange
Av Libertador Bernardo O'Higgins No. 1449, piso 1
Santiago

Ref.: Relevant Fact Statement

Dear Sir,

As Enersis S.A.' General Manager I inform you that, today, this Company has been informed that Elesur S.A. has transferred to Endesa Internacional S.A., both companies controlled 100% by the Endesa Group of Spain, by a contract of purchase and sale, 17,321,166,047 Enersis S.A.' shares, representing the 56.9697% of Enersis S.A.' social capital, at the cost of 68.5 chilean pesos per share.

This conference doesn't change at all the total sharing of stock, nor the control that the Endesa Group has in Enersis S.A., it has been done as part of the process of rationalization and simplification of Endesa Group's structure.

The above is informed in agreement with Articles 9 and 10 of Law No. 18.045 and with the directions imposes by this Super Intendency.

Sincerely yours,

                                        Mario Valcarse Duran
                                           General Manager

c.c.  Santiago Stock Exchange
      Electronic Stock Exchange of Chile
      Brokers Exchange of Valparaiso
      Risk Rating Commission